Exhibit 10.14

August 28, 2019

Bennett Goodman

Dear Bennett,

We have agreed that you will withdraw from your position as a Senior Managing Director (“SMD”) of The Blackstone Group Inc. (“Blackstone”), effective as of January 1, 2020 (the “Effective Date”). Except as otherwise specifically provided for herein, you hereby voluntarily withdraw as a partner and/or member (as applicable) from Blackstone Holdings I L.P. and each of Blackstone’s other affiliated entities (the “Blackstone Entities”) as of the Effective Date.

All capitalized terms used in this letter agreement (“Letter Agreement”) but not defined shall have the meanings ascribed to such terms in that certain Senior Managing Director Agreement, dated as of November 12, 2018, by and among Blackstone Holdings I L.P. and you, as amended (the “SMD Agreement”). A copy of your SMD Agreement is attached hereto as Exhibit A.

1. Withdrawal; Restrictive Covenants.

(a) You hereby resign, effective as of the Effective Date, as an SMD of the Blackstone Entities and as an officer or director (or person performing similar functions) of each Blackstone Entity for which you served as an officer or director (or similar function). Blackstone hereby acknowledges and agrees that the Retention Conditions (as defined in the Amended and Restated Deferred Holdings Unit Agreement by and between you and Blackstone, dated as of February 24, 2015, as amended as of November 12, 2018 (the “Deferred Holdings Unit Agreement”)) will have been satisfied so long as you do not voluntarily cease to provide services to Blackstone prior to the Effective Date.

(b) You acknowledge and agree that, from and after the Effective Date, you have no legal or actual power or authority to act on behalf of or to legally bind the Blackstone Entities (to the extent you had such power prior to the Effective Date).

(c) You hereby acknowledge and affirm all of the provisions of your SMD Non-Competition and Non-Solicitation Agreement, dated as of November 12, 2018, a copy of which is attached hereto as Schedule A to the SMD Agreement (the “Non-Competition Agreement”).

The Blackstone Group LP

345 Park Avenue New York NY 10154

T 212 583 5000 F 212 583 5749

www.blackstone.com

(d) You will become a Senior Advisor to Blackstone in accordance with the terms of the Senior Advisor Agreement attached hereto as Exhibit F (the “Senior Advisor Agreement”).

2. Payments; Benefits; Other Arrangements.

(a) You shall continue to receive your base draw and benefits through the Effective Date. You acknowledge and agree that, except as expressly provided in the SMD Agreement upon the satisfaction of the Retention Conditions, after the Effective Date you shall cease to be eligible to receive or participate in any draw, profit sharing, bonus or benefits from any of the Blackstone Entities.

(b) Without limiting the generality of the provisions of the Non-Competition Agreement, you agree that, in connection with any employment, investment management or professional activities in which you engage following the Effective Date neither you nor anyone, including without limitation, any firm or investment fund with which you become affiliated or which you endeavor to establish, nor any other employee, agent or representative of such firm or fund, may provide to any investors or prospective investors or any other persons or entities, whether orally or in writing, any non-public information about Blackstone, any currently investing or successor investment fund or vehicle sponsored by Blackstone (collectively, a “Blackstone Fund”) that is non-public, any investments made by (or any prospective investments to be made by) any Blackstone Fund or the performance record of any Blackstone Fund, or non-public information about advisory services provided by Blackstone or non-public information about the clients to which such services were delivered, in each case without the prior written consent of John Finley (or his successor as Chief Legal Officer of Blackstone or respective designee), which consent may be withheld in John Finley or his successor’s or designee’s sole discretion.

Blackstone agrees that you will be entitled to use the approved third party communication and biographical description attached hereto as Schedule III.

3. Treatment of Blackstone Unit Awards.

(a) Reference is made to the limited partnership units (the “Holdings Units”) in each of Blackstone Holdings (as hereinafter described in Schedule I); “Holdings Unit” being a collective reference to a limited partnership unit in each Blackstone Holdings partnership and (ii) the shares of Class A Common Stock of Blackstone (the “Common Stock”). Blackstone and you acknowledge and agree that as of the date hereof, you have the number of vested and unvested awards covering Holdings Units and Common Stock that have been awarded to you as set forth in Exhibit E hereto. Blackstone and you hereby agree that such awards will be retained or forfeited following the Effective Date as set forth in Exhibit E hereto (which includes the Deferred Units granted pursuant to the Deferred Holdings Unit Agreement, which will be retained or forfeited pursuant to Section 3(b)(iii) of the Deferred Holdings Unit Agreement), subject to your continued compliance with your obligations set forth in the Non-Competition Agreement. For the avoidance of doubt, you will continue to receive distributions in respect of your unvested Holdings Units and/or shares of Common Stock to the extent the record date therefor occurs prior to forfeiture.

(b) With respect to all vested Holdings Units, you agree that you will remain subject to all of Blackstone’s policies as in effect as of the Effective Date, in addition to the various agreements to which you are a party, with the following supplements and modifications:

(i) If at any time, Blackstone concludes that such action is needed for tax or securities law purposes, Blackstone shall have the right to cause you to exchange Holdings Units for shares of Common Stock at any time in any amount it determines and you will be entitled to exchange Holdings Units for shares of Common Stock in accordance with and subject to the terms and the exchange methodology in effect for SMDs on the date of any such exchange; provided that you must execute and deliver to Blackstone a notice of exchange in the form as is generally used by SMDs at such time at least 60 days prior to the applicable Quarterly Exchange Date (as defined in the Exchange Agreement).

(ii) You will be required to continue to hold your Common Stock, including any Common Stock resulting from an exchange of Holdings Units, at Merrill Lynch in accordance with the procedures generally applicable to Blackstone SMDs.

(iii) You must comply with the requirements outlined in the memorandum attached as Exhibit B hereto and may not directly hold Common Stock at the time of any exchange of Holdings Units and, until such time as you no longer hold any Holdings Units, may not remain the direct holder of any Common Stock received upon exchange following the end of the relevant selling period.

(iv) You may transfer your vested Holdings Units and Common Stock as set forth in Exhibit E and in accordance with the exchange methodology applicable to SMDs generally.

(v) Blackstone will continue to provide you notice of matters affecting your Holdings Units (including permissible exchange dates of Holdings Units into Common Stock under Blackstone’s controlled sales program) on the same basis and timing that it provides all other holders of Holdings Units.

4. Carried Interest; Side-by-Side Investments; Other Investments.

(a) You will continue to vest through the Effective Date, and will retain the vested portion, as of the Effective Date, of your carried interest participation in any of the “Participation Entities” (as defined in Schedule I hereto), and will continue to be eligible to receive distributions on such investments following the Effective Date in accordance with the applicable Governing Agreements and the Senior Advisor Agreement, in each case, subject to your continued compliance with your obligations set forth in the Non-Competition Agreement. Any commitments or obligations on your part to make capital contributions in respect of any vested and retained carried interest, as well as any mandatory side-by-side participation in investments by the Participation Entities which are consummated after the Effective Date, shall be terminated, provided however that you will remain subject to commitments or obligations on your part to continue to fund capital contributions to certain Participation Entities which bear life-of-fund commitment obligations after the Effective Date, as applicable. Following the Effective Date, you may participate in side-by-side investment opportunities as set forth in Section 3(b) of the SMD Agreement.

(b) Prior to the Effective Date, you will continue to retain electronic access to the valuation reports with respect to your participation in the Participation Entities on the same basis as other active SMDs. Following the Effective Date, Blackstone will continue to deliver to you its valuation of your portfolio with respect to your participation in the Participation Entities on a semi-annual basis, until such time as you no longer have any such investments, which valuation shall be calculated on a basis consistent with the methodology used in previous valuations and consistent with all other SMDs’ valuations. Your investments in the Participation Entities will not be subject to any performance or management fees, however you will be assessed an administrative charge equivalent to fifty (50) basis points on any optionally elected commitments to such entities following the Effective Date in accordance with Blackstone’s general policy regarding former SMDs.

(c) To the extent that you are invested in any non-drawdown funds managed by BAAM, GSO or BREDS following the Effective Date, your capital accounts, as to both current and future investments, in such funds shall be subject to management and performance fees in accordance with Blackstone’s general policy regarding former SMDs.

5. Securities Trades; Compliance. Following the Effective Date, you will be subject to Blackstone’s policies regarding securities trades contained in the Compliance Documents as modified by Exhibit A to the Senior Advisor Agreement. Nothing contained herein shall affect your obligations under applicable federal or state securities laws.

6. Complete Release. You agree, on the Effective Date, to execute the form of General Release attached hereto as Exhibit D. If you fail to timely execute and deliver, or you revoke the General Release within 7 days following your execution and delivery thereof, your right to receive the waivers and payments set forth herein shall be forfeited. Nothing contained in this Section 6 shall preclude (i) any claim to enforce your rights under this Letter Agreement, (ii) any rights or claims for indemnifications you may have pursuant to any written indemnification agreement with Blackstone to which you are a party, the charter or bylaws of Blackstone, any applicable directors and officers insurance policy, or under applicable law, (iii) any claims for payments or benefits that have vested in accordance with their terms or (iv) any claim that may not lawfully be waived. Further, nothing contained in this Section 6 shall limit your rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity.

7. Miscellaneous. All of the provisions contained in Schedule II are hereby incorporated by reference into this Section.

8. Governing Law. This Letter Agreement shall be governed by and interpreted in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to principles of conflicts of laws.

9. Dispute Resolution. Any dispute, controversy or other matter arising out of this Letter Agreement or otherwise referred to in the Non-Competition Agreement shall be subject to the provisions of Section VII of the SMD Non-Competition Agreement.

10. Headings. The headings and subheadings in this Letter Agreement are included for convenience and identification only and are in no way intended to affect, describe, interpret, define or limit the meaning, scope, extent or intent of this Letter Agreement or any provision hereof.

11. Counterparts. This Letter Agreement may be executed in one or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission shall be effective for all purposes.

12. Certain References. Throughout this Letter Agreement, references to Sections of this Letter Agreement include the Exhibits and Schedules to this Letter Agreement (and Annexes to Exhibits) referred to in such Sections, and references to this Letter Agreement include all Exhibits and Schedules to this Letter Agreement (and Annexes to Exhibits).

*            *          *             *            *

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first above written.

BLACKSTONE HOLDINGS I L.P.

By:	Blackstone Holdings I/II GP L.L.C., its general partner

By:	The Blackstone Group Inc., its sole member

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman
Title:	Chairman & Chief Executive Officer

Accepted and agreed to as of the date first above written:

/s/ Bennett Goodman
Bennett Goodman

Index of Schedules and Exhibits

Schedule I	-	Continuing Blackstone Entities and Definitions

Schedule II	-	Miscellaneous Provisions

Schedule III	-	Approved Third Party Communication and Biographical Statement

Exhibit A	-	Senior Managing Director Agreement and Non-Competition Agreement

Exhibit B	-	Exchange Memorandum

Exhibit C	-	Investor Statement

Exhibit D	-	General Release

Exhibit E	-	Unit Award Schedule

Exhibit F	-	Senior Advisor Agreement